Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

NEW YORK, September 13, 2019 — J.Crew Group, Inc. (the “Company”) today announced financial results for the second quarter and first half of fiscal 2019.

Second Quarter highlights:

•	Total revenues were essentially flat at $588.8 million. Comparable company sales decreased 1% following an increase of 5% in the second quarter last year.
•	J.Crew sales decreased 7% to $399.1 million. J.Crew comparable sales decreased 4% following an increase of 1% in the second quarter last year.
•	Madewell sales increased 15% to $139.7 million. Madewell comparable sales increased 10% following an increase of 28% in the second quarter last year.
•	Gross margin decreased to 35.6% from 38.5% in the second quarter last year.
•

Selling, general and administrative expenses were $208.0 million, or 35.3% of revenues, compared to $192.7 million, or 32.8% of revenues, in the second quarter last year. This year includes transaction, transformation and severance costs of $20.1 million and a benefit of $3.5 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes transformation, severance and transaction costs of $1.8 million and a benefit of $7.3 million related to the aforementioned lease termination payment. Excluding these items, selling, general and administrative expenses were $191.4 million, or 32.5% of revenues, compared to $198.2 million, or 33.7% of revenues, in the second quarter last year.

•

Operating loss was $1.5 million compared with operating income of $33.3 million in the second quarter last year.  Operating loss this year and operating income last year were impacted by transaction, transformation and severance costs and a benefit related to the lease termination payment.

•

Net loss was $44.2 million compared to $6.1 million in the second quarter last year. Net loss this year and last year were impacted by transaction, transformation and severance costs and a benefit related to the lease termination payment.

•

Adjusted EBITDA was $41.8 million compared to $54.2 million in the second quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Michael J. Nicholson, Interim Chief Executive Officer, commented, “Our second quarter results reflect our ongoing commitment to returning J.Crew to profitable growth over time. Our work to reignite the J.Crew brand with new designs, assortments, and brand expressions is well underway and we remain focused on advancing our digital transformation and elevating customer engagement across channels.

During the quarter, we launched a multi-year cost-optimization program, which is expected to generate cost savings of approximately $50 million. This program is expected to reduce overall costs and enable the Company to move faster in the execution of our strategy. These actions, combined with our previously announced review of strategic alternatives, further support our initiatives to maximize value, position the Company for long-term growth, and deleverage and strengthen our balance sheet.”

First Half highlights:

•	Total revenues increased 4% to $1,167.3 million. Comparable company sales were essentially flat following an increase of 3% in the first half last year.

•	J.Crew sales decreased 6% to $775.2 million. J.Crew comparable sales decreased 3% following a decrease of 3% in the first half last year.
•	Madewell sales increased 15% to $272.6 million. Madewell comparable sales increased 10% following an increase of 29% in the first half last year.
•	Gross margin decreased to 36.3% from 38.4% in the first half last year.
•

Selling, general and administrative expenses were $397.8 million, or 34.1% of revenues, compared to $393.5 million, or 34.9% of revenues, in the first half last year. This year includes transaction, severance and transformation costs of $26.4 million and a benefit of $9.5 million related to the lease termination payment in connection with our corporate headquarters relocation. Last year includes transformation, severance and transaction costs of $8.3 million and a benefit of $7.3 million related to the aforementioned lease termination payment.  Excluding these items, selling, general and administrative expenses were $380.9 million, or 32.6% of revenues, compared to $392.5 million, or 34.8% of revenues in the first half last year.

•

Operating income was $20.6 million compared to $32.4 million in the first half last year. Operating income this year and last year were impacted by transaction, transformation and severance costs and a benefit related to the lease termination payment.

•

Net loss was $60.5 million compared to $40.0 million in the first half last year. Net loss this year and last year were impacted by transaction, transformation and severance costs and a benefit related to the lease termination payment.

•

Adjusted EBITDA was $90.0 million compared to $91.1 million in the first half last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $27.2 million compared to $34.7 million at the end of the second quarter last year.
•	Inventories increased 1% to $415.6 million from $412.9 million at the end of the second quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,688.9 million compared to $1,709.4 million at the end of the second quarter last year. Additionally, there were $198.2 million of outstanding borrowings under the ABL Facility, with excess availability of $96.1 million, at the end of the second quarter this year. As of the date of this release, there were outstanding borrowings of approximately $216 million under the ABL Facility, with excess availability of approximately $93 million.

Cost-Optimization Program

During the second quarter of fiscal 2019, the Company completed a comprehensive review of its J.Crew business and launched a multi-year cost-optimization program, which is expected to generate savings of approximately $50 million over the next three years with approximately $10 million expected to be realized in fiscal 2019.

Adoption of New Accounting Standard

During the first quarter of fiscal 2019, the Company adopted pronouncements that were issued with respect to the accounting for leases. The pronouncements require lessees to recognize right-of-use lease assets (“ROU assets”) and right-of-use lease liabilities (“ROU liabilities”) for leases with terms of more than one year. The ROU liabilities are measured as the present value of the lease obligations. The ROU assets reflect the amount of the ROU liabilities less lease-related deferred credits. Upon adoption of the new standard, the Company recorded a significant gross-up to the balance sheet, including ROU assets of $533.5 million and ROU liabilities of $624.6 million. The Company used the effective date method whereby initial application occurred on the date of adoption with comparative periods unchanged. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended August 3, 2019.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for fiscal 2018, the Company realigned the weeks of fiscal 2017 to be consistent with the fiscal 2018 retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 13, 2019, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until September 20, 2019 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13694020.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of September 13, 2019, the Company operates 192 J.Crew retail stores, 133 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 172 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, compromises to its data security, its ability to maintain the value of its brands and protect its trademarks, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing, customer call, order fulfillment or distribution operations, increases in the demand for or prices of raw materials used to manufacture its products, trade restrictions or disruptions, the Company’s exploration of strategic alternatives to maximize the value of the Company and the risk that such exploration may not lead to a successful transaction and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Second Quarter Fiscal 2019	Second Quarter Fiscal 2018	First Half Fiscal 2019	First Half Fiscal 2018
Net sales:
J.Crew	$399,078	$428,891	$775,161	$820,756
Madewell	139,734	121,650	272,627	237,491
Other	50,017	37,032	119,547	69,776
Total revenues	588,829	587,573	1,167,335	1,128,023
Cost of goods sold, including buying and occupancy costs	379,383	361,572	744,112	695,214
Gross profit	209,446	226,001	423,223	432,809
As a percent of revenues	35.6%	38.5%	36.3%	38.4%
Selling, general and administrative expenses	208,020	192,659	397,771	393,495
As a percent of revenues	35.3%	32.8%	34.1%	34.9%
Impairment losses	2,962	—	4,880	6,866
Operating income (loss)	(1,536)	33,342	20,572	32,448
As a percent of revenues	(0.3)%	5.7%	1.8%	2.9%
Interest expense, net	37,727	34,400	74,645	67,382
Loss before income taxes	(39,263)	(1,058)	(54,073)	(34,934)
Provision for income taxes	4,959	5,036	6,379	5,085
Net loss	$(44,222)	$(6,094)	$(60,452)	$(40,019)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	August 3, 2019	February 2, 2019	August 4, 2018
Assets
Current assets:
Cash and cash equivalents	$27,173	$25,738	$34,742
Restricted cash	3,728	13,747	—
Accounts receivable, net	42,059	40,342	35,636
Inventories	415,637	390,470	412,862
Prepaid expenses and other current assets	57,474	84,942	72,219
Refundable income taxes	4,531	7,331	6,761
Total current assets	550,602	562,570	562,220
Property and equipment, net	237,295	243,620	256,313
Right-of-use lease assets	501,787	—	—
Intangible assets, net	298,779	301,397	305,025
Goodwill	107,900	107,900	107,900
Other assets	12,618	6,164	7,222
Total assets	$1,708,981	$1,221,651	$1,238,680

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$251,562	$259,705	$297,505
Other current liabilities	208,784	244,864	161,228
Borrowings under the ABL Facility	198,200	70,800	25,300
Current portion of right-of-use lease liabilities	113,831	—	—
Due to Parent	35,472	37,462	39,771
Interest payable	20,085	23,866	22,632
Current portion of long-term debt	21,600	32,070	29,039
Total current liabilities	849,534	668,767	575,475
Long-term debt, net	1,667,318	1,673,282	1,680,371
Long-term right-of-use lease liabilities	472,949	—	—
Lease-related deferred credits, net	—	105,877	108,015
Deferred income taxes, net	19,098	16,872	35,584
Other liabilities	35,064	29,096	28,992
Stockholders’ deficit	(1,334,982)	(1,272,243)	(1,189,757)
Total liabilities and stockholders’ deficit	$1,708,981	$1,221,651	$1,238,680

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash, cash equivalents and restricted cash as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Second Quarter Fiscal 2019	Second Quarter Fiscal 2018	First Half Fiscal 2019	First Half Fiscal 2018

Net loss	$(44.2)	$(6.1)	$(60.5)	$(40.0)
Provision for income taxes	5.0	5.0	6.4	5.1
Interest expense	37.7	34.4	74.6	67.4
Depreciation and amortization (including intangible assets)	21.3	25.5	43.0	48.9
EBITDA	19.8	58.8	63.5	81.4
Transaction costs	14.5	(1.0)	17.8	(0.6)
Charges related to workforce reductions	2.7	(0.9)	5.4	2.8
Monitoring fees	2.5	2.5	5.0	5.0
Impairment losses	3.0	—	4.9	6.9
Transformation costs	2.9	3.7	3.2	6.1
Share-based compensation	—	0.1	—	0.1
Amortization of lease commitments	(0.1)	(1.7)	(0.3)	(3.3)
Lease termination payment	(3.5)	(7.3)	(9.5)	(7.3)
Adjusted EBITDA	41.8	54.2	90.0	91.1
Taxes paid	(0.5)	(0.8)	(0.5)	(0.8)
Interest paid	(23.9)	(21.0)	(74.2)	(63.1)
Changes in working capital	34.6	(1.4)	(91.3)	(97.2)
Cash flows from operating activities	52.0	31.0	(76.0)	(70.0)
Cash flows from investing activities	(21.6)	(11.9)	(39.6)	(19.1)
Cash flows from financing activities	(34.9)	(20.1)	107.2	17.5
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(0.1)	(0.3)	(0.2)	(0.8)
Decrease in cash, cash equivalents and restricted cash	(4.6)	(1.3)	(8.6)	(72.4)
Cash, cash equivalents and restricted cash, beginning	35.5	36.0	39.5	107.1
Cash, cash equivalents and restricted cash, ending	$30.9	$34.7	$30.9	$34.7

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.